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Exhibit 11

                 STATEMENT ON COMPUTATION OF EARNINGS PER SHARE
                (dollars in thousands, except per share amounts)

                                                     Years Ended
                                         ----------------------------------
                                         January 31, February 1, February 3,
                                            1998        1997        1996
                                         ----------  ----------  ----------
    Weighted average common shares
      outstanding during the year            5,909       5,900       5,867

    Effect of dilutive stock options,
      net of shares assumed
      repurchased at average market
      price                                    -            42          61
                                          --------    --------    --------

    Weighted average common share and
      common share equivalents               5,909       5,942       5,928
                                          ========    ========    ========

    Net Income (loss)                     $(17,673)   $  1,084    $  7,290
                                          ========    ========    ========


    Earnings per share:
    Basic earnings (loss) per share       $ (2.99)    $    .18    $   1.24
    Diluted earnings (loss) per share       (2.99)         .18        1.23





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